INTERNATIONAL GAME TECHNOLOGY TO
              ACQUIRE SODAK GAMING FOR $230 MILLION


FOR IMMEDIATE RELEASE                CONTACT:    Maureen Imus
March 10, 1999                                   IGT
                                     TELEPHONE:  (775) 448-0127

                                     CONTACT:    Darren Brandt
                                                 Sodak Gaming, Inc.
                                     TELEPHONE:  (971) 359-0990


   (Reno, Nev.) International Game Technology (NYSE "IGT") and

  Sodak Gaming, Inc. (NASDAQ "SODK"), announced today that they have signed a definitive agreement for IGT to acquire Sodak, a distributor of casino gaming products and software systems to

  Native American casinos and gaming operators in the United States.


   A wholly-owned subsidiary of International Game Technology will merge with Sodak for $10 per share in cash, totaling

  approximately $230 million.  The transaction is subject to certain conditions, including regulatory approvals, Sodak

  shareholder approval and IGT obtaining the financing required to fund the acquisition.  In addition, it is expected that Sodak will divest itself of its wholly-owned Miss Marquette Iowa riverboat, and its 50% joint venture interest to develop a gaming riverboat in Louisiana in order to satisfy a condition of

  closing.  The holders of a majority of the common stock of Sodak have agreed to vote in favor of the merger.  The transaction is expected to close in the second half of calendar 1999.


   Sodak will operate as an independent subsidiary of IGT and remain headquartered in Rapid City, South Dakota.  Following the merger, Roland Gentner has agreed to continue to serve as

  President and Chief Executive Officer of Sodak for at least one year.


     Cautionary statement for purposes of the "safe harbor"

  provisions of the Private Securities Litigation Reform Act of

  1995:  This news release is forward looking and represents IGT's


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  and Sodak's expectations or beliefs concerning future events.

  IGT and Sodak caution that the forward-looking statements in this release involve risks and uncertainties and are qualified by important factors which could affect the planned acquisition including, without limitation, failure to obtain regulatory approval or the required financing, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.  Other factors which could affect IGT and Sodak are discussed in greater detail in the Companys'

  periodic filings with the Securities and Exchange Commission.


      IGT is a world leader in the design, development and

  manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.